As filed with the Securities and Exchange Commission on April 28, 2016
Registration No. 333- 208269

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CST Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-1365950
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Valero Way Building D, Suite 200 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

CST BRANDS, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Gérard J. Sonnier
Senior Vice President and General Counsel
CST Brands, Inc.
One Valero Way
Building D, Suite 200
San Antonio, Texas 78249
(Name and Address of Agent for Service)
(210) 692-5000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Gislar R. Donnenberg
Paul Hastings LLP
600 Travis Street, Suite 5800
Houston, TX 77002
Telephone: (713) 860-7300
Telecopy: (713) 353-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE
CST Brands, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-208269, dated November 30, 2015 (the “Original Registration Statement,” and amended by this Post-Effective Amendment No. 1, the “Registration Statement”) to reflect the revised maximum amount of shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued under the CST Brands, Inc. Employee Stock Purchase Plan (the “Plan”). The maximum aggregate number of shares of Common Stock available for grant and issuance under the Plan is 4,000,000.
The Original Registration Statement was filed to register 6,000,000 shares of Common Stock to allow for potential automatic increases of up to 1,000,000 shares of Common Stock per calendar year. Such automatic increases are no longer permitted under the Plan.
On September 10, 2015 and on April 19, 2016, the Board of Directors of the Registrant approved the terms of the Plan to be effective subject to approval by the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Registrant’s 2016 stockholders’ annual meeting to be held on June 9, 2016. The Registrant intends to submit a resolution seeking approval of the Plan to its stockholders at the Registrant’s 2016 stockholders’ annual meeting and to include such resolution in the Registrant’s definitive proxy statement for such meeting. The Original Registration Statement was filed and the Registration Statement is being filed because, as permitted under the Plan, the Registrant has permitted employees to participate in the Plan effective on January 1, 2016; provided that any participation rights (which are options to purchase the Registrant’s stock in accordance with the Plan) granted under the Plan shall be contingent on receipt of stockholder approval and if stockholder approval is not obtained, any and all employee contributions shall be promptly refunded and no shares of Common Stock may be issued under the Plan.
The applicable registration fees were paid at the time of the filing of the Original Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*
The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:
(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 18, 2016, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
(b) the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 14, 2016, February 4, 2016, March 7, 2016, March 8, 2016 and March 15, 2016 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and
(c) the description of the Common Stock contained in the Registrant’s Information Statement, dated April 19, 2013, filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form 10 initially filed with the Commission on November 16, 2012, as amended by Amendment No. 1 on January 9, 2013, as amended by Amendment No. 2 on February 8, 2013, as amended by Amendment No. 3 on March 1, 2013 and as amended by Amendment No. 4 on April 4, 2013, and including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-

effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.
Notwithstanding the foregoing, information that the Registrant elects to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference into this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Registrant’s Amended and Restated Certificate of Incorporation includes such an exculpation provision.
The Registrant’s Amended and Restated Certificate of Incorporation provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following: any breach of the director’s duty of loyalty to the corporation or its stockholders; any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and any transaction from which the director derived an improper personal benefit.
Additionally, Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was the Registrant’s director or officer, or by reason of the fact that the Registrant’s director or officer is or was serving, at the Registrant’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. The Registrant will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in the Registrant’s best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce the Registrant’s indemnification obligations relating to actions taken before an amendment.
The Registrant has obtained insurance policies that insure the Registrant’s directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance provides coverage, subject to its terms and conditions, if the Registrant is unable to (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

The Registrant has approved a form of Indemnification Agreement to be entered into with each of its directors that is intended to assure the directors that they will be indemnified to the fullest extent permitted by Delaware law.
The above discussion of the DGCL and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant is not intended to be exhaustive and is qualified in its entirety by such statute, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See the exhibit index following the signature page in this Registration Statement, which exhibit index is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Original Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Original Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on April 28, 2016.

Signature	Name and Title	Date
/s/ Kimberly S. Lubel	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	April 28, 2016
Kimberly S. Lubel

/s/ Clayton E. Killinger	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2016
Clayton E. Killinger
*Alan Schoenbaum	Lead Director	April 28, 2016
Alan Schoenbaum

*Donna M. Boles	Director	April 28, 2016
Donna M. Boles

*Roger G. Burton	Director	April 28, 2016
Roger G. Burton

*Denise Incandela	Director	April 28, 2016
Denise Incandela

*Joseph V. Topper, Jr	Director	April 28, 2016
Joseph V. Topper, Jr

*Ruben M. Escobedo	Director	April 28, 2016
Ruben M. Escobedo

/s/ Rocky B. Dewbre	Director	April 28, 2016
Rocky B. Dewbre

/s/ Thomas W. Dickson	Director	April 28, 2016
Thomas W. Dickson

*Michael H. Wargotz	Director	April 28, 2016
Michael H. Wargotz

*Stephen A. Smith	Director	April 28, 2016
Stephen A. Smith

*Joseph E. Reece	Director	April 28, 2016
Joseph E. Reece

*By: /s/ Clayton E. Killinger
Clayton E. Killinger, Attorney-in-fact

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1*
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013).

4.2*	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2013).

4.3**	CST Brands, Inc. Employee Stock Purchase Plan.

5.1**	Opinion of Paul Hastings LLP.

23.1**	Consent of Paul Hastings LLP (included in Exhibit 5.1).

23.2**	Consent of KPMG LLP.

23.3**	Consent of Grant Thornton LLP.

24.1**	Power of Attorney.

*	Incorporated by reference.
**	Filed herewith.